INDEPENDENT AUDITORS' CONSENT



We consent to the Incorporation of our report dated February 8, 2000, on the financial statements of Paramark Enterprises, Inc. and Subsidiary as of December 31, 1999 and 1998, and for the years then ended, which is included in the Annual Report on Form 10K of Paramark Enterprises, Inc. and Subsidiary.



/s/ Amper, Politziner & Mattia P.A.
March 20, 2000
Edison, New Jersey